CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 16, 2025, relating to the financial statements of Atlas U.S. Government Money Market Fund, Inc. as of May 30, 2025, and to the references to our firm under the headings “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Philadelphia, Pennsylvania

July 17, 2025